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Exhibit 99.1

NO. GN300122
MARATHON PARTNERS, L.P.,	§	IN THE DISTRICT COURT
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Plaintiffs,	§
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v.	§	TRAVIS COUNTY, TEXAS
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HOOVER'S, INC., GARY E. HOOVER, WILLIAM S. BERKLEY, THOMAS J. HILLMAN, PATRICK J. SPAIN, CHRISTOPHER J. POLEWAY, JEFFREY R. TARR, and STEPHEN ZACHARIAS,	§ § § § §
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Defendants.	§	126th JUDICIAL DISTRICT

PLAINTIFFS' ORIGINAL PETITION
AND APPLICATION FOR INJUNCTIVE RELIEF

TO THE HONORABLE JUDGE OF THIS COURT:

        Plaintiff, Marathon Partners, L.P., ("Marathon") files this Original Petition and Application for Injunctive Relief, complaining of Defendants, Hoover's, Inc., Gary E. Hoover, William S. Berkley, Thomas J. Hillman, Patrick J. Spain, Christopher J. Poleway, Jeffrey R. Tarr, and Stephen Zacharias, and in support thereof shows as follows:

DISCOVERY, JURISDICTION, AND VENUE

        1.    Pursuant to Rule 190.1 of the Texas Rules of Civil Procedure, discovery is intended to be conducted under Level 2.

        2.    This Court has personal jurisdiction over each of the defendants because each resides and/or has committed torts in the state of Texas.

        3.    Venue is proper in Travis County, Texas under Tex. Civ. Prac. & Rem. Code §15.002(a)(1) and (2) because all or a substantial part of the events or omissions giving rise to these claims occurred in Travis County and because Hoover's corporate headquarters is located in Austin, Travis County, Texas.

PARTIES

        4.    Plaintiff Marathon Partners, L.P. ("Marathon") is a New York limited partnership whose general partner is a Delaware limited liability company.

        5.    Defendant Hoover's, Inc. ("Hoover's" or "the Company") is a Delaware corporation with its principal place of business in Austin, Texas and may be served through its registered agent for process in Texas, Gary Hoover, 6448 Highway 290 East, Suite 104, Austin, Texas 78723.

        6.    Defendant Gary E. Hoover ("Hoover") is an individual who resides in the State of Texas and can be served with process at his residence, located at 220 Lauranne Ln., Austin, Texas 78733. Hoover can also be served at his business address, which is 6448 Highway 290 East, Suite 104, Austin, Texas 78723.

        7.    Defendant William S. Berkley ("Berkley") is a nonresident individual serving on Hoover's board of directors whose home address is 610 E. 45th St., Kansas City, Missouri 64110-1505. Pursuant to Section 17.044 of the Texas Civil Practice and Remedies Code, Berkley may be served with process by serving the Texas Secretary of State, 1019 Brazos St., Austin, Texas, 78701, as his agent for service because Berkley has engaged in business in Texas but has not designated a resident agent for service of process here.

        8.    Defendant Patrick J. Spain ("Spain") is a nonresident individual serving on Hoover's board of directors whose home address is 2 East Erie, #3703, Chicago, Illinois, 60611. Pursuant to Section 17.044 of the Texas Civil Practice and Remedies Code, Spain may be served with process by serving the Texas Secretary of State, 1019 Brazos St., Austin, Texas, 78701, as his agent for service because Spain has engaged in business in Texas but has not designated a resident agent for service of process here.

        9.    Christopher J. Poleway ("Poleway") is a nonresident individual serving on Hoover's board of directors whose business address is 1033 La Posada Dr., Austin, Texas, 78752. Poleway may be served with process by serving the Texas Secretary of State, 1019 Brazos St., Austin, Texas, 78701, as his agent for service because Poleway has engaged in business in Texas but has not designated a resident agent for service of process here.

        10.  Jeffrey R. Tarr ("Tarr") is an individual who resides in the State of Texas and can be served with process at his residence, located at 8625 Navidad Drive, Austin, Texas 78733. Tarr can also be served at his business address of 1033 La Posada Dr., Austin, Texas, 78752.

        11.  Stephen Zacharias ("Zacharias") is a nonresident individual serving on Hoover's board of directors whose home address is 2220 Castlebridge Rd., Midlothian, Virginia 23113-4009. Pursuant to Section 17.044 of the Texas Civil Practice and Remedies Code, Zacharias may be served with process by serving the Texas Secretary of State, 1019 Brazos St., Austin, Texas, 78701, as his agent for service because Zacharias has engaged in business in Texas but has not designated a resident agent for service of process here.

        12.  Thomas J. Hillman ("Hillman") is a nonresident individual serving on Hoover's board of directors whose home address is 6383 Ellenwood, St. Louis, Missouri, 63105. Pursuant to Section 17.044 of the Texas Civil Practice and Remedies Code, Hillman may be served with process by serving the Texas Secretary of State, 1019 Brazos St., Austin, Texas, 78701, as his agent for service because Spain has engaged in business in Texas but has not designated a resident agent for service of process here.

FACTUAL BACKGROUND

        13.  Hoover's is an Austin based company that publishes and provides business information to individuals and businesses, primarily through its website, http://www.hoovers.com.

        14.  This lawsuit concerns Defendants' failure to make adequate disclosures to shareholders regarding the proposed merger between Hoover's and the Dun & Bradstreet Corporation ("D&B") and Duns Investing IX Corporation. In announcing the transaction, the press release states that the companies had reached "a definitive agreement whereby D&B will acquire Hoover's [through a merger]. The transaction is valued at $7.00 per share in cash, for a total approximately of $117 million, or $81 million net of Hoover's cash." Joint Press Release, Hoover's and D&B, "D&B Announces Agreement to Acquire Hoover's" (Dec. 5, 2002) (attached as Exhibit "A," and incorporated by reference). The Board of Directors of Hoover's, who are the Individual Defendants in this lawsuit, unanimously approved the sale to D&B.

        15.  Plaintiff Marathon is an institutional investor who owns approximately 1,375,000 shares of Hoover's common stock, representing approximately 8.8% percent of the Company's outstanding shares. Furthermore, Marathon has had discussions with the directors, officers, and employees of Hoover's, including Tarr, who serves as Hoover's Chairman, President, and CEO, regarding the operations, future growth potential and employees of the Company.

        16.  Tarr agreed that substantial internally generated growth opportunities existed for Hoover's. In fact, Hoover's internal estimates, which have been publicly released in conference calls and interviews on multiple occasions, called for revenues of $100 million and net income of $25 million over the next 4 to 5 years. According to these estimates, using a multiple of 15 applied to income plus the estimated future cash that would be on hand yields a share price for Hoover's of approximately $30 per share within four to five years, or $10 to $14 today. This simple analysis underscores that $7 per share is an inadequate sale price.

        17.  Marathon proposed that Hoover's should repurchase a large amount of shares via a modified "Dutch Auction." Marathon supported a share repurchase because of the accretion to the earnings per share of the Company over the long-term. Marathon made a presentation to the senior management of Hoover's, including Tarr, in May 2002.

        18.  Subsequently, Hoover's investor relations officer, Frank Milano ("Milano"), prepared and presented a presentation outlining the benefits of a large repurchase plan to the Board of Directors at a Board meeting in the Fall of 2002. In this presentation Milano highlighted the fact that many shareholders were strongly supportive of such a plan. Moreover, Hoover's own internal model found that such a repurchase plan would be accretive to earnings per share up to $12 per share. Tarr expressed substantial interest in this plan and confirmed his commitment to repurchase shares in a July 24, 2002 conference call with investors. In the conference call, Tarr expressed great interest in acquiring "non-public" shares (such as those owned by AOL Time Warner and Media General) to gain the benefits of a large repurchase. However, Tarr and Hoover's never enacted the "non-public" share repurchase plan, as previously represented.

        19.  In addition, Tarr represented to Cibelli that if Hoover's was going to be sold, it would be sold properly, in an open, competitive auction to the highest bidder.

        20.  Similarly, Tarr and Cibelli discussed the possibility of Cibelli joining the Board of Directors of Hoover's in September of 2002 at a meeting in New York City. Tarr told Cibelli directly and via an email that he believed that Cibelli would make "an excellent board member" and that Cibelli could potentially be named as a candidate in Summer 2003 and could be elected to the board in November 2003.

        21.  In addition, Tarr arranged for Cibelli and Ryan Kilstein of Marathon to meet with the Board of Directors in Austin on December 5, 2002 to present Marathon's findings and analyses regarding the repurchase program. However, on December 3rd, the day before Cibelli was to leave for Austin, Frank Milano informed Cibelli that Marathon's presentation had been cancelled. Had they been allowed to present their findings to the Board of Directors, Marathon would have demonstrated that the Dutch auction repurchase added much greater value to the shareholders over the long term than a sale of Hoover's at $7 per share.

        22.  On December 5th, the same day Marathon's presentation was originally scheduled to occur, Hoover's and D&B announced the sale of Hoover's to D&B for $7 per share. This price is inadequate and does not represent a maximization of shareholder value. Even if the Board's refusal to consider Marathon's findings were warranted, there is evidence that the Individual Defendants failed to sufficiently maximize shareholder value by auctioning off the company in a competitive manner.

        23.  According to the Agreement and Plan of Merger between Hoover's and D&B, the Hoover's board of directors has declared that the merger is "advisable and in the best interests of [Hoover's, Inc.]

and the stockholders." Agreement and Plan of Merger dated as of December 5, 2002 among Dun & Bradstreet Corp., Duns Investing IX Corp. and Hoover's, Inc., at § 3.3 ("Agreement and Plan of Merger"). In addition, shareholders who vote in favor of the merger are entitled to $7 per share for their Hoover's shares. Id. § 1.8. Dissenting shareholders who do not vote in favor of the merger and properly perfect their appraisal rights obtain the right to receive payment of the appraised value of their Hoover's shares. Id. § 1.11. Dissenting shareholders who do not vote in favor of the merger but who fail to perfect their appraisal rights will also receive $7 per share. Id. Also, Hoover's is prohibited from soliciting any inquiries or proposals and from negotiating or engaging in discussions regarding the acquisition of Hoover's by a third party. Id. § 2.2. If Hoover's does terminate the agreement and enters into an agreement with a third party, Hoover's must pay D&B $5.7 million. Id. § 8.3.

        24.  Although the $7 per share purchase price that D&B has obtained from the Individual Defendants does not reflect the true value of Hoover's shares, both D&B and Tarr have publicly demonstrated that they know the true value of Hoover's. For example, D&B stated that they expect Hoover's to internally double revenue by 2005, an estimate that is consistent with Hoover's previous estimates made before the announced sale to D&B. Joint Press Release, Hoover's and Dunn & Bradstreet, "D&B Announces Agreement to Acquire Hoover's" (Dec. 5. 2002) (attached as Exhibit "A," and incorporated by reference). As of the end of trading on January 7, 2002 (the day before the definitive proxy statement was filed), Hoover's shares were selling at $7.14 per share. An additional reason that the purchase price is inadequate and this merger will adversely affect Hoover's shareholders is that, as of March 31, 2002 when Hoover's filed its last annual report, the Company had a net operating loss carryforward of approximately $51.3 million. The benefits of the net operating loss carryforward will be lost should this transaction be completed.

        25.  In addition, in a September 23, 2002 interview with The Wall Street Transcript, Tarr spoke at length regarding Hoover's and its future growth potential. Given the timing of the D&B transaction, Tarr's comments are quite perplexing, to say the least. When asked about consolidation in the industry, Tarr responded: "Many industries experience consolidation, and I think that is clearly a factor in the business information world. At the same time, this is a big market, and there is plenty of room for smaller, growing players such as Hoover's." THE WALL STREET TRANSCRIPT, Company Interview: Hoover's Inc., Sept. 23, 2002, available at http://www.images.hoovers.com/images/ marketing/TWST_jefftarr.pdf (emphasis added). When asked about the next five years for Hoover's, Tarr responds:

  We believe the market we are pursuing is a billion dollar opportunity in the US alone, and Hoover's, as a relatively small company, sees much opportunity for future growth. Our focus right now is to establish a commanding lead in the markets that we serve. We're focused on developing new product features, new tools, and new content to better serve our customers, and new marketing and sales efforts to find more customers like the ones we have. We're confident that pulling those levers is going to allow us to continue to grow our subscription business in an exciting fashion. Our vision is to be the leading provider of business information in the markets we serve. Our goal is to be a $100 million company with gross margins of 70-75% and net margins of 25%.

Id.    (emphasis added). When asked if Wall Street understands the company, Tarr responds:

          So, if one looks at Hoover's from 10,000 feet and doesn't dig beneath the numbers, one sees a business that appears not to have grown its top line significantly in the last year. But if you focus on our core business, in the last quarter subscriptions were 77% of total revenue and growing at double-digit rates.

          It is clear that there is an exciting growth business here at Hoover's. What Wall Street has been able to easily see very clearly is the improving bottom-line performance and the strong operating cash flow. Our expectation is that at some point in the not-too-distant future, with declines in Internet advertising behind us, the growth on the top line and the growth in our core business will be more easily visible to casual observers of the company. If you combine that with the strong operating leverage in the business and the bottom-line performance, I believe the story is soon to be more fully understood.

Id. (emphasis added). Tarr is also quoted in the interview as stating that "[Hoover's has] a very compelling product offering, a very strong brand, and a terrific team of folks who are working together to create shareholder value." Id. Regarding corporate governance issues, Tarr states that "[Hoover's] has always had integrity as a core value. It's important when you look at what we do—covering companies—that we have such integrity. It's the essence of who we are." Id.

        26.  Despite the foregoing statements, the Preliminary Proxy Statement filed with the United States Securities and Exchange Commission ("SEC") on or about December 23, 2002, and sent to the Hoover's shareholders, did not reference highly relevant information. As a result, Marathon communicated with Defendants in order to point out information that should be disclosed in the Proxy Statement so that Marathon can vote its shares in an informed manner.

        27.  Subsequently, Hoover's filed its Definitive Proxy Statement with the SEC on January 8, 2003, which sets the shareholder vote on the D&B merger for February 14, 2003 at 8:30 a.m. In addition, the Definitive Proxy Statement amended the Preliminary Proxy by adding some, but not all, of the information that Marathon requested be added to the Proxy Statement. However, substantial deficiencies still exist with the final Proxy Statement. The Definitive Proxy Statement fails to disclose, among others, the following items:

    (a)
    The value of Hoover's investments in privately held companies. Substantial amounts of capital were invested in these companies including 10K Wizard, VercomNet and Vault.com. While the investments have been written down to zero, there is no estimation on the value of these investments.

    (b)
    The rationale for SG Cowen's use of a discount rate of 18% to 30% in its "Discounted Cash Flow Analysis" section based on an "industry weighted average cost of capital". This is an arbitrarily high range from which to select an appropriate discount rate.

    (c)
    SG Cowen's basis for its assumptions and projections. In addition, no specific projections for revenue, gross margin, operating margin, cash flow from operations and after-tax cash flow, are given.

    (d)
    SG Cowen's basis for ascribing "little significance" to the "aggressive" forecasts provided by management. In addition, no specific projections for revenue, gross margin, operating margin, cash flow from operations and after-tax cash flow are given.

    (e)
    The views and opinions of the Individual Defendants and Hoover's management regarding the true value of Hoover's, Inc.

    (f)
    Specific information regarding the various meetings that took place involving the Individual Defendants and Hoover's management.

        28.  The public shareholders took the risk of funding Hoover's as an internet start-up, and now that the payoff has finally occurred, the Individual Defendants have allowed D&B to obtain the benefit.

CAUSES OF ACTION

A. Statutory Claim for Failure to Allow Inspection of Corporate Books and Records

        29.  Marathon realleges and incorporates by reference the preceding paragraphs.

        30.  Pursuant to Section 220 of the Delaware General Corporation Law, Marathon sent Hoover's a request to inspect and copy Hoover's stock ledger, a list of its shareholders, and/or its other books and records on December 19, 2002.

        31.  Despite the fact that Marathon has made a proper request, Hoover's and the Individual Defendants refused to provide Marathon with any of the requested information and refused to comply with Marathon's request for inspection. Therefore, Hoover's has breached its statutory duties under Delaware law and are liable to Marathon for damages.

B. Breach of Contract

        32.  Marathon realleges and incorporates by reference the preceding paragraphs.

        33.  Hoover's bylaws, which constitute a binding contract between Hoover's and each shareholder, require a vote and the approval of 51% of the shareholders for a sale of the corporation to succeed.

        34.  The shareholder vote must be based upon the full disclosure of all material and relevant information to the shareholders, so that they can make an informed decision. The Individual Defendants and Hoover's have breached their obligations by failing to provide the shareholders all relevant and material information regarding the sale to D&B.

        35.  As a result, Marathon has suffered damage, and the Individual Defendants are liable to Marathon for actual damages.

C. Fraud

        36.  Marathon realleges and incorporates by reference the preceding paragraphs.

        37.  As described herein, the Individual Defendants and Hoover's made material misrepresentations of material facts. The Individual Defendants and Hoover's made these misrepresentations and omissions with knowledge of their falsity and/or were made recklessly without knowledge of the truth and as positive assertions.

        38.  The Individual Defendants and Hoover's made these misrepresentations and omissions with the intent that they should be acted upon Marathon. Marathon acted in reliance upon on the misrepresentations and omissions to its detriment. Marathon suffered injury as a direct and proximate result of the fraudulent conduct of the Individual Defendants and Hoover's. The conduct of the Individual Defendant and Hoover's as described herein constitutes fraud.

        39.  In particular, the Individual Defendants and Hoover's made representations and/or omissions of material facts regarding, but not limited to, the following: (a) that the Individual Defendants would auction Hoover's to the highest bidder in a competitive manner; (b) that the Individual Defendants would receive the a fair price for Hoover's; (c) that the Individual Defendants would reject offers that didn't accurately reflect the true value of Hoover's; (d) that the Individual Defendants would meet with and consider Cibelli's scheduled presentation regarding the Dutch auction stock repurchase plan; and (e) that the Individual Defendants themselves believed and represented that the value of Hoover's was more than the $7 per share price negotiated with D&B.

        40.  The Individual Defendants and Hoover's concealed or failed to disclose material facts within their knowledge regarding Hoover's, including the material facts listed in Paragraph 27, supra. The Individual Defendants and Hoover's had a duty to disclose this material information to Marathon. The Individual Defendants and Hoover's knew that Marathon was ignorant of such material information and did not have an equal opportunity to discover the truth. Marathon acted in reliance on the silence of the Individual Defendants and Hoover's regarding the non-disclosed material information and suffered injury as a result of acting without knowledge of such facts. The conduct of the Individual

Defendant and Hoover's as described herein constitutes fraudulent concealment. Defendants are therefore liable to Plaintiff for damages.

D. Negligent and Grossly Negligent Misrepresentation

        41.  Marathon realleges and incorporates by reference the preceding paragraphs.

        42.  The Individual Defendants and Hoover's failed to use ordinary care in making false representations of material facts. Specifically, the Individual Defendants and Hoover's made representations in the course of their business or in a transaction in which they had a pecuniary interest. The representations supplied false information for the guidance of Marathon in their business. The Individual Defendants and Hoover's did not exercise reasonable care or competence in obtaining or communicating the information. Particularly, the Individual Defendants made representations and/or omissions of material facts regarding, but not limited to, the following: (a) that the Individual Defendants would auction Hoover's to the highest bidder in a competitive manner; (b) that the Individual Defendants would receive the a fair price for Hoover's; and (c) that the Individual Defendants would reject offers that didn't accurately reflect the true value of Hoover's; (d) that the Individual Defendants would meet with and consider Cibelli's scheduled presentation regarding the Dutch repurchase plan.

        43.  Marathon justifiably relied upon such negligent misrepresentations and thereby suffered damage.

        44.  The Individual Defendants and Hoover's were grossly negligent. Their conduct, when viewed objectively from the standpoint of the defendants at the time of their representations, involved an extreme degree of risk to Marathon. In addition, the defendants had actual subjective awareness of the risks involved, but nevertheless proceeded with conscious indifference to the rights or welfare of Marathon. As a result, Marathon is entitled to damages.

E. Breach of Fiduciary Duty

        45.  Marathon realleges and incorporates by reference the preceding paragraphs.

        46.  Because of their positions as directors of a corporation, the Individual Defendants owed Marathon various fiduciary duties of care, loyalty, and good faith, including, but not limited to, the duties to: (a) disclose fully and fairly all material facts within their control that would have significant effect upon Marathon's vote; (b) seek the best value reasonably available to the shareholders; and (c) act reasonably and upon adequate information.

        47.  By failing to disclose the material facts listed in Paragraph 27, supra, the Individual Defendants have breached their fiduciary duties to disclose all material facts when seeking shareholder action. The resulting disclosure is materially misleading. The Individual Defendants have breached their fiduciary duties of disclosure by making materially false statements, by omitting material facts, and/or by making a partial disclosure that is materially misleading.

        48.  The undisclosed facts set fourth above are material because there is a substantial likelihood that a reasonable shareholder, such as Marathon, would consider them important in deciding how to vote. Without these facts, Marathon cannot vote its shares in a reasonably informed matter. Therefore, Marathon's specific right to make an informed decision is at issue, and to permit a deficient vote to go forward will forever deprive Marathon of their right to be treated fairly. The undisclosed, material facts, which are exclusively within the Individual Defendants' knowledge and control, are reasonably available to the Individual Defendants and were omitted from the proxy materials.

        49.  Furthermore, by failing to auction Hoover's in a competitive manner, by accepting an inadequate price for Hoover's, and by failing to obtain adequate information, the Individual Defendants have thereby breached their fiduciary duties of care, loyalty, and good faith to Marathon.

        50.  Because the Individual Defendants have breached their fiduciary duties of disclosure in bad faith, knowingly, or intentionally, they have also breached their fiduciary duties of loyalty.

        51.  As a result, the Individual Defendants are liable to Marathon for damages.

ELEMENTS OF INJUNCTIVE RELIEF

        52.  It is probable that Marathon will be successful at trial on the merits because Defendants have failed to provide all necessary and adequate information to shareholders. Further, certain Individual Defendants have acknowledged that Hoover's is worth more than $7 per share price. Moreover, the Individual Defendants rejected a plan that they conceded would have provided more value to the shareholders than the sale to D & B. In addition, the evidence suggests that the Individual Defendants did not adequately auction the company to the highest bidder.

        53.  If Marathon's Application for Temporary Injunction is not granted, harm is imminent because the shareholders cannot make an informed decision regarding how to vote on the sale to D & B without full and fair disclosure of all material information. The shareholder vote on the merger between Hoover's and D & B is scheduled to occur on February 14, 2003 at 8:30 a.m. Any shareholder vote that occurs without full disclosure of all material information will be defective. Further, as demonstrated above, the price being offered is, as admitted by Defendants, inadequate.

        54.  The harm that will result if the temporary injunction is not issued is irreparable because once a defective shareholder vote occurs in which the shareholders do not have access to all material information needed to make an informed decision, the results are irreversible. The Hoover's shareholders are in grave danger of losing their ownership of the corporation through a sale that they do not have enough information to assess. In addition, under the present contract, if Hoover's does find a better alternative at this point, or if the shareholders reject the merger, and Hoover's terminates the D & B merger, Hoover's must pay D & B $5.7 million. This penalty effectively increases the price of Hoover's, thereby making it far less attractive to other potential buyers.

        55.  Marathon has no adequate remedy at law because once control of Hoover's is lost through a sham shareholder's vote, the shareholders will lose ownership of a highly promising company.

Request For Temporary Injunction

        56.  Marathon requests the Court to set its application for temporary injunction for hearing and, after the hearing, issue a temporary injunction against Hoover's and the Individual Defendants from proceeding with the shareholder vote on the sale to D & B until Hoover's and the Individual Defendants fully disclose all material information to the shareholders regarding this transaction.

Request For Permanent Injunction

        57.  Marathon requests the Court to set its application for permanent injunction for a full trial on the merits and, after the trial, issue a permanent injunction against Hoover's and the Individual Defendants from proceeding with the shareholder vote on the sale to D & B until Hoover's and the Individual Defendants fully disclose all material information to the shareholders regarding this transaction.

CONDITIONS PRECEDENT

        58.  All conditions precedent have been performed or have occurred.

DAMAGES

        59.  As a direct and proximate result of Defendants' misconduct, Marathon has suffered actual damages which is in excess of the minimum jurisdictional limits of the court.

        60.  As a result of the Defendants' deliberate and malicious acts, Marathon is entitled to recover exemplary damages as well.

JURY DEMAND

        61.  Plaintiff demands a jury trial and tenders the appropriate fee with this petition.

PRAYER

        WHEREFORE, PREMISES CONSIDERED, Plaintiff Marathon Partners, L.P. does hereby pray that Defendants, Hoover's, Inc., Gary E. Hoover, William S. Berkley, Thomas J. Hillman, Patrick J. Spain, Christopher J. Poleway, Jeffrey R. Tarr, and Stephen Zacharias, be cited to appear and answer herein and that upon full and final hearing, they have judgment against Defendants:

  (a)
  For actual damages in excess of the minimum jurisdictional limits of the court;

  (b)
  For exemplary damages in an amount within the discretion of the jury;

  (c)
  For pre-judgment and post-judgment interest at the maximum rate allowed by law;

  (d)
  For attorneys' fees, expenses and costs of court to the fullest extent allowed by law;

  (e)
  For temporary and permanent injunction; and

  (f)
  For such other and further relief, both general and special, at law or in equity, to which plaintiffs may show themselves justly entitled.

Respectfully submitted,

By: /s/ DON H. MAGEE for
Paul J. Dobrowski (with permission)
TBN: 05927100
Christopher L. Gadoury
TBN: 24034448
DOBROWSKI L.L.P.
1010 Lamar St., Suite 1350
Houston, Texas 77002
(713) 659-2900 Telephone
(713) 659-2908 Fax
McGinnis, Lochridge & Kilgore L.L.P. Don H. Magee TBN: 12811800 1300 Capitol Center 919 Congress Ave. Austin, TX 78701 (512) 495-6000 Telephone (512) 495-6093 Fax
ATTORNEYS FOR PLAINTIFF MARATHON PARTNERS, L.P.

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  Exhibit 99.1
PLAINTIFFS' ORIGINAL PETITION AND APPLICATION FOR INJUNCTIVE RELIEF
TO THE HONORABLE JUDGE OF THIS COURT
DISCOVERY, JURISDICTION, AND VENUE
PARTIES
FACTUAL BACKGROUND
CAUSES OF ACTION A. Statutory Claim for Failure to Allow Inspection of Corporate Books and Records
B. Breach of Contract
C. Fraud
D. Negligent and Grossly Negligent Misrepresentation
E. Breach of Fiduciary Duty
ELEMENTS OF INJUNCTIVE RELIEF
Request For Temporary Injunction
Request For Permanent Injunction
CONDITIONS PRECEDENT
DAMAGES
JURY DEMAND
PRAYER